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                                                                EXHIBIT (a)(9)

                                  SUPPLEMENT TO
                               ATRION CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
          400,000 SHARES OF ITS COMMON STOCK, PAR VALUE $.10 PER SHARE,
                   AT A PURCHASE PRICE NOT GREATER THAN $10.00
                          NOR LESS THAN $8.00 PER SHARE
                              ---------------------

To the Holders of Common Stock of Atrion Corporation:

         Atrion Corporation (the "Company") hereby supplements its Offer to Purchase, dated March 22, 1999, pursuant to which the Company has invited its stockholders to tender up to 400,000 Shares at prices not greater than $10.00 nor less than $8.00 per Share in cash, as specified by tendering stockholders. Capitalized terms not defined in this Supplement shall have the same meanings as they have in the Offer to Purchase.

         The sixth paragraph of Section 2 of the Offer to Purchase is supplemented by adding the following language:

"The Company has no present plans to conduct any issuer tender offers after expiration of the Offer, and, while the Company has a stock repurchase program pursuant to which additional Shares may be repurchased, the Company currently has no specific plans to repurchase Shares pursuant to that program."

         Section 10 of the Offer to Purchase is supplemented by adding the following language after the fifth paragraph in said section:

         "On November 16, 1998, the Company commenced an issuer tender offer (the "Prior Tender Offer") pursuant to which the Company invited its stockholders to tender up to 500,000 Shares at prices not greater than $9.00 nor less than $7.00 per share in cash, as specified by the tendering stockholders. The Prior Tender Offer expired on December 15, 1998. On December 22, 1998, the Company purchased a total of 239,092 Shares at a price of $9.00 per Share pursuant to the Prior Tender Offer."



                                                       ATRION CORPORATION





       The Date of this Supplement to Offer to Purchase is April 8, 1999